Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14C
(Form Type)
Endeavor Group Holdings, Inc.
(Exact Name of Registrant and Name of Person Filing Statement)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$7,249,950,502	(1)(2)	0.00014760	$1,070,092.69	(3)

Fees Previously Paid	$—			$—

Total Transaction Valuation	$7,249,950,502

Total Fees Due for Filing				$1,070,092.69

Total Fees Previously Paid				$—

Total Fee Offsets				$—

Net Fee Due				$1,070,092.69
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary information statement filed by Endeavor Group Holdings, Inc. (the “Company”) of which this Exhibit 107 is a part.

(1)
Aggregate number of securities to which transaction applies: As of the close of business on June 30, 2024, the maximum number of securities of the Company to which this transaction applies is estimated to be 267,531,149, which consists of:

(a)
214,625,751 issued and outstanding shares of Class A common stock, par value $0.00001 per shares, of the Company (“Company Class A Common Stock”) entitled to receive the per share merger consideration of $27.50 (which excludes any Rollover Shares and Excluded Shares);

(b)
26,923,186 issued and outstanding common units (“OpCo Membership Interests”) of Endeavor Operating Company, LLC (“OpCo”) entitled to receive the per unit merger consideration of $27.50 minus any amounts that are distributed with respect to an OpCo Membership Interest in respect of the distributions contemplated by the restructuring transactions (“OpCo Merger Consideration”) (which excludes any Rollover Units and Excluded OpCo Membership Interests);

(c)
724,465 issued and outstanding profits units (“OpCo Profits Unit”) of OpCo entitled to receive the per unit merger consideration of the OpCo Merger Consideration less the “strike price” of such OpCo Profits Unit (which excludes any Rollover Units);

(d)
21,051,715 issued and outstanding common units (“Manager Membership Interest”) of Endeavor Manager, LLC (“Manager”) entitled to receive the per unit merger consideration of $27.50 (which excludes any Excluded Manager Membership Interests);

(e)	39,720 shares of Company Class A Common Stock underlying outstanding Vested Company RSUs and Vested Company PSUs, which are entitled to receive the per share merger consideration of $27.50;

(f)
3,655,667 shares of Company Class A Common Stock underlying outstanding Vested Company Options to purchase shares of Company Class A Common Stock, which are entitled to receive the per share merger consideration of $27.50 minus the applicable exercise price; and

(g)	510,645 issued and outstanding phantom units of the Company (“Phantom Unit”) entitled to receive the per unit merger consideration of $27.50 less any Deferred Phantom Unit Payment.
As of the close of business on June 30, 2024, there were 8,494,871 shares of Company Class A Common Stock underlying outstanding Unvested Company RSUs, 1,002,156 shares of Company Class A Common Stock underlying outstanding Unvested Company PSUs and 399,508 shares of Company Class A Common Stock underlying outstanding Unvested Company Options. Pursuant to the Merger Agreement, the treatment of each Unvested Company RSU will be determined by the Executive Committee prior to the Effective Time or, if not determined prior to the Effective Time, by the administrator of the Company Stock Plan as soon as reasonably practicable following the Effective Time. As of the close of business on June 30, 2024, the Company estimated that the Unvested Company RSUs will not vest prior to the Effective Time and has excluded the Unvested Company RSUs from the maximum number of shares of the Company’s securities to which this transaction applies in the table above. Pursuant to the Merger Agreement, each Unvested Company PSU will, at the Effective Time, automatically be cancelled and no payment will be made with respect thereto, therefore the Company has excluded the Unvested Company PSUs from the maximum number of shares of the Company’s securities to which this transaction applies in the table above. Pursuant to the Merger Agreement, each Unvested Company Option will be cancelled for no consideration in accordance with the Merger Agreement, therefore the Company has excluded the Unvested Company Options from the maximum number of shares of the Company’s securities to which this transaction applies in the table a bo
ve.

(2)
In accordance with Rule
0-11
und
er the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of June 30, 2024, based on the sum of:

(a)	the product of 214,625,751 shares of Company Class A Common Stock and the per share merger consideration of $27.50;

(b)
the product of 26,923,186 units of OpCo Membership Interest and $27.50 (which is the difference between the per unit merger consideration of $27.50 and the amount to be distributed with respect to each OpCo Membership Interest of $0.00);

(c)
the product of 724,465 units of OpCo Profits Unit Interest and $6.27 (which is the per unit merger consideration of $27.50 less the amount to be distributed with respect to each OpCo Membership Interest of $0.00 and less the weighted average strike price of $21.23 per unit);

(d)	the product of 21,051,715 units of Manager Membership Interest and the per unit merger consideration of $27.50;

(e)	the product of 39,720 shares of Company Class A Common Stock underlying outstanding Vested Company RSUs and Vested Company PSUs and the per share merger consideration of $27.50;

(f)
the product of 3,655,667 shares of Company Class A Common Stock underlying outstanding Vested Company Options and $2.39 (which is the difference between the per share merger consideration of $27.50 and the weighted average exercise price of $25.11 per share); and

(g)	the product of 510,645 units of Phantom Units and $27.50 (which is the difference between the per unit merger consideration of $27.50 and the Deferred Phantom Unit Payment of $0.00 per unit).

(3)	In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.